UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2008

SYNTHETIC BLOOD INTERNATIONAL, INC
(Exact name of registrant as specified in its charter)

2-31909
(Commission File No.)

New Jersey	22-3067701
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3189 Airway Avenue, Building C, Costa Mesa, CA 92626
(Address of principal executive offices)

(714) 427-6363
(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 17, 2008, the stockholders of Synthetic Blood International, Inc. (the “Company”), approved amendment of the Company’s 1999 Stock Plan to increase the number of shares of common stock available for awards under the plan from 4,000,000 to 12,000,000, increase the maximum number of shares covered by awards granted under the plan to an eligible participant from 4,000,000 shares to 5,000,000 shares, add provisions intended to facilitate compliance with changes in tax law, clarify the definition of consultants eligible to participate in the plan, clarify the adjustments to the plan if there is a change in the Company’s capital structure, and make additional technical changes to update the plan. Persons eligible to receive grants under the Plan consist of all of the Company’s employees (including executive officers and employee directors), non-employee directors, and consultants and advisors who perform services for the Company.

Item 8.01	Other Events

At the Special Meeting of stockholders of the Company held June 17, 2008, the stockholders approved the Agreement and Plan of Merger dated April 28, 2008 (the “Plan of Merger”). Under the Plan of Merger the Company will be merged with and into Oxygen Biotherapeutics, Inc., a Delaware corporation (“OBI”). Under the Plan of Merger each share of the Company’s common stock will automatically be converted to one share of OBI on the effective date of the merger. As a result of the merger the corporate domicile of the Company will change from New Jersey to Delaware, the Company’s name will change to Oxygen Biotherapeutics, Inc., and the certificate of incorporation and bylaws of OBI will become the operative charter documents for the Company. The Company is in the process of making required filings to complete the merger and expects the merger will be effective on or about June 30, 2008. The Company will make additional announcements to its stockholders and the public with details on the effective date of the merger and related matters as the process of completing the merger progresses.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTHETIC BLOOD INTERNATIONAL, INC.

Date: June 20, 2008	By:	/s/ Chris J. Stern
Chris J. Stern, Chief Executive Officer